Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 15, 2010, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of BMP Sunstone Corporation and subsidiaries on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of BMP Sunstone Corporation and subsidiaries on Form S-3 (File No. 333-159949, effective June 24, 2009, 333-156958, effective February 9, 2009, 333-149250, effective May 9, 2008, 333-143789, effective August 3, 2007, and 333-140078, effective February 7, 2007) and on Form S-8 (File No. 333-143740, effective January 14, 2007).

/s/    Grant Thornton

Hong Kong

March 15, 2010